Exhibit 5.1
May 1, 2018
Babcock & Wilcox Enterprises, Inc.
The Harris Building
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277
Re: Rights Offering of Common Stock to Stockholders of Babcock & Wilcox Enterprises, Inc.
Ladies and Gentlemen:
We are acting as counsel for Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company to its stockholders of non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase shares of common stock, par value $0.01 per share (the “Common Shares”), of the Company (the “Rights Offering”). Pursuant to the Rights Offering, up to 124,256,280 Common Shares (the “Rights Shares”) may be issued and sold by the Company upon exercise of the Rights. The Company has filed a Registration Statement on Form S-3, as amended (Registration No. 333-216316) (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Rights Shares under the Securities Act of 1933 (the “Securities Act”). The Registration Statement includes a base prospectus and a final prospectus supplement (collectively, the “Prospectus”) to be furnished to the stockholders of the Company in connection with the Rights Offering.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Rights Shares, when issued and delivered pursuant to the terms of the Rights Offering against payment of the consideration therefor upon the exercise of the Rights as contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Rights Shares will be in full force and effect at all times at which any Rights Shares are offered or sold by the Company.

Babcock & Wilcox Enterprises, Inc.
May 1, 2018

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Registration Statement, and to the reference to Jones Day under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day